                                                              EXHIBIT 13

                            EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into effective as of January 1, 1996, by and between THE VINTAGE GROUP USA, LTD., a Colorado corporation (the "Company") and J. D. FINLEY (the "Employee").

     The Company hereby employs the Employee and the Employee hereby accepts employment on the terms and conditions hereinafter set forth.

     1. TERM. Subject to the provisions for termination hereafter provided, the initial term of this Agreement shall commence on January 1, 1996, and terminate on December 31, 1998. Employer shall have the right to extend this Agreement after the initial term for an additional one-year term upon payment of such salary as the parties may agree, but otherwise on the terms and conditions provided herein.

     2. COMPENSATION. For all services rendered by the Employee under this Agreement, the Company shall pay to the Employee:

     (i) a salary of $175,000.00 per year, payable at the rate of $7,291.67 semi-monthly in arrears; and

     (ii) such bonuses as the Board of Directors of the Company may from time to time approve.

     3. DUTIES. The Employee is engaged as executive vice president and chief financial officer of the Company and in such capacity will be responsible for the general management of the affairs of the Company reporting directly to the Board of Directors. During the term of this Agreement, Employee shall also serve as an officer of all affiliates and subsidiaries of the Company as the Board of Directors of such affiliate or subsidiary may elect. The Employee shall be an active key executive of the Company and shall perform the customary duties of a executive vice president and such other duties with respect to the business and operation of the Company as the Board may reasonably direct.

     4. EFFORTS OF THE EMPLOYEE. The Employee shall devote substantially all of his working time to carry out the duties required of him by the Company and shall not engage in any commercial activity which competes with the business of the Company. During the period of his employment hereunder and except for periods of illness or incapacity and vacation periods, the Employee shall devote substantially all of his business time, attention, skill and effort to the faithful performance of his duties hereunder. Except for travel requirements, such services shall be rendered at the principal place of business of the Company which is presently at 1999 Broadway, Suite 2435, Denver, Colorado, and at such other place or places in Denver, Colorado, as the Company shall require.

     5. WORKING FACILITIES. The Employee shall be furnished with an executive office, secretary and all such other facilities and services suitable to his position and adequate for the performance of his duties at the principal office of the Company in Denver, Colorado.

     6. EXPENSES. The Employee is authorized to incur reasonable expenses in the pursuit of the business of the Company, including his expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such reasonable expenses after submission by the Employee to the Company from time to time of proof of payment and an itemized account of such expenditures. All legal fees associated with the preparation of this Agreement shall be borne by the Company.

     7.   EMPLOYEE BENEFITS.

          (a) During the term of the Employee's employment hereunder, Employee and his dependents shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement adopted by the Company including health, disability and life insurance, and retirement plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary amounts to the Employee pursuant to Paragraph 2. Any payment or benefits payable to the Employee in respect of any calendar year during which the Employee is employed by the Company for less than the entire calendar year shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the number of days in such calendar year during which he is so employed.

          (b) The Employee shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its executive officers, but not less than 20 working days each year (prorated in any calendar year during which the Employee is employed for less than the entire calendar year in accordance with the number of days in such calendar year during which he is so employed). The Employee shall also be entitled to all paid holidays given by the Company to its employees.

          (c) The Employee shall be entitiled to the payment of regular monthly dues (excluding assessments and food and bar charges unless reimbursable pursuant to Section 6 hereof) for membership in the Cherry Hills Country Club located at 4125 S. University Blvd., Cherry Hills Village, Colorado 80110 as shall be due from time to time during the term of this agreement.

          (d) The Employee shall be entitled to receive an allowance for use of a cellular phone, parking and such other perquisites, as from time to time are made available by the Company to its executive officers.

     8. TRADE SECRETS AND CONFIDENTIAL INFORMATION. During Employee's employment and for a period of one (1) year thereafter, the Employee shall treat as trade secrets all confidential information with respect to the business of the Company acquired by him at any time prior to or during the term of this Agreement, and shall at no time during his employment, and for a period of one (1) year thereafter, use, directly or indirectly, any such trade secrets or confidential information for his own benefit nor disclose it, nor any part of it, to any other person, firm, corporation or organization not connected with the Corporation, except as authorized in writing by the Corporation.

     9. TERMINATION OF AGREEMENT. This Agreement shall terminate prior to December 31, 1998, only upon the earliest to occur of the following events:

          (a)  the disability (as defined below) of the Employee;

          (b)  the death of the Employee;

          (c) delivery of written notice to the Employee by the Employer terminating this Agreement for Cause (as defined below); and

          (d) delivery of written notice to the Company by the Employee terminating this Employment Agreement.

     For the purpose of this Employment Agreement, the term "disability" shall mean the inability of the Employee, due to illness, accident or any other physical or mental incapacity, to perform his duties hereunder, continuing for a period of six successive months. Any dispute regarding the existence, extent or continuance of a disability of the Employee shall be resolved by the determination of a majority of a Board of Arbitrators consisting of three physicians, one selected by the Employee, one selected by the Company, and one selected by the physicians selected by the Employee and the Company. All of the physicians so selected shall be members of the Colorado Medical Association. The decision of such Board of Arbitrators shall be binding upon the parties to this Employment Agreement, and the cost of such arbitration, if any, shall be borne by the Company. For purposes hereof, termination for disability shall occur at the end of such six month period or, in the event of a dispute, upon a determination of disability by the Board of Arbitrators. For purposes hereof, "Cause" means (i) conduct which causes material harm to the Company; (ii) the willful and continued absence of Employee (other than by reason of disability or death), (iii) Employee's abandonment of his duties and responsibilities, (iv) conviction of the Employee for a felony involving moral turpitude, or (v) fraud, misappropriation or embezzlement of corporate funds. In the event that the grounds for termination for cause specified in the written notice are not fraud, embezzlement or conviction of a specified felony and are capable of being cured, the Employee shall have thirty days from his receipt of any such notice to cure the actions or omissions specified in the notice.

     In the event of termination by reason of death or disability and provided the Company has not otherwise provided the Employee with life or disability insurance or other benefit plan for such occurrences, the Company shall pay to the Employee severance pay equal to 6 months salary. Except as otherwise provided herein, upon termination of this Agreement as provided in this Paragraph 9, the Company shall not have any further obligation to make any payments to, or bestow any benefits on, the Employee from and after the date of such termination.

     10. ASSISTANCE IN LITIGATION. For one full year after the expiration or termination of this Agreement, Employee shall, upon reasonable notice and payment of expenses, furnish such information and assistance as the Company may reasonably require in connection with any litigation which the Company or any of its subsidiaries or affiliates is or may become, a party.

     11. NOTICES. All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by hand delivery or registered or certified mail, return receipt requested and postage prepaid, or by telex, telegram or cable to, in the case of the Company:

                     THE VINTAGE GROUP USA, LTD.
                      1999 Broadway, Suite 2435
                       Denver, Colorado 80202

       and in the case of the Employee:

                             J. D. FINLEY
                       8009 South Monaco Circle
                      Englewood, Colorado  80112

     12. NONCOMPETE. During the term of this Agreement, Employee shall not become employed or assume any position similar to that of executive vice president or chief financial officer, or otherwise engage or invest in any similar business as that of the

Company (except as to an investment in a publicly held corporation of not more than five (5%) of its outstanding capital stock). For a period of one year immediately following the cancellation or termination of this Agreement for any reason, Employee shall not become employed or assume any position similar to that of executive vice president or chief financial officer which during said one-year period develops a golf course, driving range or other golf facility within a 10-mile radius of the location of any golf course, driving range or other golf facility in which the Company then directly or indirectly owns an interest (except as to an investment in a publicly held corporation of not more than five percent (5%) of its outstanding capital stock). To clarify the foregoing, the maintenance of an office at which Employee is a principal in the golf course development business within said 10-mile radius as the sole consideration, or the engagement of Employee at less than a senior management position, as the sole consideration, will not constitute a breach of the foregoing sentence.

     13. ASSIGNMENT OF AGREEMENT. The Employee may not assign or otherwise transfer this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company, and any such attempted assignment without such written consent shall be void and without force or effect.

     14. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. This Agreement and the representations, warranties, covenants and other agreements (however characterized or described) by both parties hereto and contained herein or made pursuant to the provisions hereof shall survive the execution and delivery of this Agreement and any inspection or investigation made at any time with respect to any thereof until any and all moneys, payments, obligations and liabilities which either hereto shall have made, incurred or become liable for pursuant to the terms of this Agreement shall have been paid in full.

     15. FURTHER INSTRUMENTS. The Company and the Employee shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.

     16.  SEVERABILITY.

     (a) If any provision of this Agreement shall be held, declared or pronounced void, voidable, invalid, unenforceable or inoperative for any reason by any court of competent jurisdiction, government authority or otherwise, such holding, declaration or pronouncement shall not affect adversely any other provision of this Agreement, which shall otherwise remain in full force and effect and be enforced in accordance with its terms and the effect of such holding, declaration or pronouncement.

     (b) The parties hereto intend to confer and hereby confer jurisdiction. to enforce the terms, covenants, and provisions contained herein upon the courts of the State of Colorado.

     17. WAIVER. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided by law. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act or occurrence.

     18. GENERAL PROVISIONS. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado. Except as otherwise expressly stated herein, time is of the essence in performing hereunder. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, and this Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for convenience in reference only and shall not limit or otherwise affect the meaning thereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                       THE COMPANY:
                                       THE VINTAGE GROUP USA, LTD., a
                                             Colorado corporation



                                       By:  /s/ Charles D. Tourtellotte
                                            ----------------------------------
                                       Its: President



                                       THE EMPLOYEE:


                                       /s/ J. D. Finley
                                       --------------------------------------
                                       J. D. Finley